Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
NOVEMBER 25, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF
MARCELLUS SHALE JOINT VENTURE WITH STATOILHYDRO

OKLAHOMA CITY, OK, NOVEMBER 25, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced the closing of its Marcellus Shale joint venture transaction with StatoilHydro (NYSE:STO, OSE:STL).  Chesapeake sold a 32.5% interest in its Marcellus Shale assets in Appalachia for $3.375 billion of consideration and retained a 67.5% working interest.  The assets included approximately 1.8 million net acres of leasehold, of which StatoilHydro now owns approximately 0.6 million net acres and Chesapeake owns approximately 1.2 million net acres.

Chesapeake received $1.25 billion in cash from StatoilHydro at closing and will receive a further $2.125 billion from 2009 to 2012 through StatoilHydro funding 75% of Chesapeake’s 67.5% share of drilling and completion expenditures until the $2.125 billion obligation has been funded.  Chesapeake plans to continue acquiring leasehold in the Marcellus Shale play and StatoilHydro has the right to a 32.5% participation in any such additional leasehold.

Additionally, Chesapeake and StatoilHydro are evaluating opportunities for their international strategic alliance to jointly explore unconventional natural gas opportunities worldwide.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to close our joint venture with StatoilHydro and look forward to creating substantial value for both companies in the years ahead.   We are honored to partner with one of the leading international oil and gas companies and are excited about the opportunities to jointly export our world class unconventional natural gas technology for further long-term growth.”

Chesapeake was advised on the transaction by Jefferies Randall & Dewey of Houston, Texas.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Marcellus shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Further information is available at www.chk.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  See “Risk Factors” in the company’s 2007 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the 2008 third quarter and other filings with the Securities and Exchange Commission for a discussion of risk factors that affect its business and could affect the referenced joint venture and strategic alliance.  Chesapeake undertakes no obligation to publicly update or revise any forward-looking statements.